Exhibit 3.1
EXECUTION COPY

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.
PURSUANT TO SECTIONS 242 AND 245 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
Kinder Morgan, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
1.The original Certificate of Incorporation of the Company (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on February 10, 2011.
2.    This Amended and Restated Certificate of Incorporation has been adopted and approved in accordance with Sections 242 and 245 of the DGCL, pursuant to which this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Company’s Certificate of Incorporation.
3.    The text of the Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:
FIRST: The name of the Company is Kinder Morgan, Inc.
SECOND: The registered office of the Company in the State of Delaware is located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of the registered agent of the Company at such address is The Corporation Trust Company.
THIRD: The purpose for which the Company is organized is to engage in any and all lawful act and activity for which corporations may be organized under the DGCL. The Company will have perpetual existence.
FOURTH: Shares.
The total number of shares of capital stock which the Company shall have authority to issue is 4,010,000,000 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”), and 4,000,000,000 shares shall be Class P common stock, par value $0.01 per share (the “Common Stock”).
Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the board of directors, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. All shares of a series of Preferred Stock shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting powers, if any, of each such series and the preferences and relative,

Exhibit 3.1

participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the board of directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware.
Except as otherwise required by applicable law or as otherwise set forth herein, each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock standing in its name on the books of the Company on all matters to be voted on by the Company’s stockholders. Any vote or similar action required or permitted to be taken by the holders of Common Stock of the Company must be effected at a duly called annual or special meeting of holders of shares of Common Stock of the Company entitled to vote or take similar action with respect to a particular corporate action, including the election of directors, and may not be effected by any consent in writing by such holders of shares of Common Stock.
Subject to any prior rights of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends and other distributions in cash, property or securities, when and if declared by the board of directors of the Company out of assets legally available therefor, such dividends or other distributions to be distributed ratably, on a per share basis.
FIFTH: The number of directors constituting the board of directors shall be fixed by, or in the manner provided in, the bylaws of the Company.
SIXTH: Directors of the Company need not be elected by written ballot unless the bylaws of the Company otherwise provide.
SEVENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the board of directors of the Company is expressly authorized to adopt, amend, and repeal the bylaws of the Company or adopt new bylaws without any action on the part of the stockholders, in each case subject to the requirements and procedures, if any, set forth in the bylaws of the Company; provided that any bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders. Any amendment or repeal of the bylaws of the Company (or adoption of new bylaws) by action of the stockholders must be approved by the vote of shares representing at least 66⅔% of the voting power of all shares entitled to vote for the election of directors.
EIGHTH: Indemnification.
The Company shall indemnify any individual who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (a) is or was a director or officer of the Company or (b) while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, manager, venturer, proprietor, trustee, employee, agent, or similar function of another foreign or domestic corporation, partnership, joint venture, limited liability company, sole proprietorship, trust, employee benefit plan, or other enterprise, at any time during which this Amended and Restated Certificate of Incorporation is, or the Original Certificate of Incorporation was, in effect (whether

Exhibit 3.1

or not such individual continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), and whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in such other capacity while serving as an a director or officer, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Company to provide greater indemnification rights than said law permitted the Company to provide prior to such amendment or modification) against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such individual in connection therewith. Such indemnification shall continue as to an individual who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.
A.    The indemnification permitted by this Article Eighth shall be a contract right and as such shall run from the Company (and any successor of the Company by operation of law or otherwise) to the benefit of any director or officer who is elected and accepts the position of director or officer of the Company or elects to continue to serve as a director or officer of the Company while this Article Eighth is in effect. Any repeal or amendment of this Article Eighth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Company with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Eighth.
B.    To obtain indemnification under this Amended and Restated Certificate of Incorporation, a claimant shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the board of directors by a majority vote of a quorum of the board of directors consisting of Disinterested Directors (as hereinafter defined) or by a committee of Disinterested Directors appointed by a majority vote of the board of directors, or (ii) if a quorum of the board of directors consisting of Disinterested Directors or a committee of Disinterested Directors is not obtainable or, even if obtainable, such quorum or committee of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors or a committee of Disinterested Directors so directs, by a majority vote of the stockholders of the Company. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the claimant (subject to the consent of the board of directors by a majority vote, not to be unreasonably withheld or delayed) unless the claimant shall request that such selection be made by the board of directors by a majority vote. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) calendar days after such determination. A “Disinterested Director” means a director of the Company who is not and was not a party to the matter in respect of which indemnification is sought by the claimant. An “Independent Counsel” means a law firm, a

Exhibit 3.1

member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any individual who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Company or the claimant in an action to determine the claimant’s rights under this Amended and Restated Certificate of Incorporation.
C.    A claimant shall have the right to be paid by the Company expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended or modified, only to the extent that such amendment or modification permits the Company to provide greater rights to advancement of expenses than said law permitted the Company to provide prior to such amendment or modification, upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company against such expenses as authorized by this Article Eighth, if such undertaking is required by the DGCL. Such advances shall be paid by the Company within twenty (20) calendar days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances from time to time (including such undertaking if required by the DGCL), and shall not require any action by the board of directors. The board of directors, by majority vote, may authorize the Company's counsel to represent such director or officer in any such proceeding, whether or not the Company is a party to such proceeding.
D.    If a claim for indemnification is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, or if a claim for advancement of expenses is not paid in full by the Company within twenty (20) calendar days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim to the fullest extent permitted by law. In any such suit:
(1)    It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Company.
(2)    The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the individual did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
(3)    Neither the failure of the Company (including its board of directors or any committee thereof, Independent Counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances nor an actual determination by the Company (including its board of directors or any committee thereof, Independent Counsel, or stockholders) that such indemnification is not permissible shall be a defense to the action or create a presumption that such indemnification is not permissible.

Exhibit 3.1

(4)    If a determination shall have been made pursuant to Section C of this Article Eighth that the indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section E. To the fullest extent permitted by law, the Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section E that the procedures and presumptions of this Amended and Restated Certificate of Incorporation are not valid, binding and enforceable and shall stipulate in such proceeding that the Company is bound by all the provisions of this Amended and Restated Certificate of Incorporation.
E.    Non-Exclusive Remedy.
(1)    The rights conferred under this Article Eighth shall not be exclusive of any other right that any individual may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise and shall continue as to an individual who has ceased to be a director, officer, employee or agent, as applicable, and shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives.
(2)    With respect to any indemnification obligations of the Company conferred under this Article Eighth, the Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort with respect to all indemnification obligations of the Company pursuant to Section A of this Article Eighth (i.e., its obligations to an applicable indemnitee are primary and any obligation of the Investor Shareholders and their Affiliates (collectively, the “Fund Indemnitors”) to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities incurred by such indemnitee are secondary) and (ii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof to the fullest extent permitted by law. “Investor Shareholder” shall mean (i) Highstar II Knight Acquisition Sub, L.P., Highstar III Knight Acquisition Sub, L.P., Highstar Knight Partners, L.P. and Highstar KMI Blocker LLC, (ii) any investment funds or other entities sponsored, managed or owned directly or indirectly by Highstar Capital LP or one of its controlled Affiliates, or otherwise under common control with the entities listed in clause (i) or their successors (by merger, consolidation, acquisition of substantially all assets or similar transaction) or with any entity then included in clause (ii), to which any entity previously included in this definition of “Investor Shareholder” transferred, directly or indirectly (including through a series of transfers), Class A Shares (as defined in the Original Certificate of Incorporation) after the initial public offering of the Common Stock of the Company or Related Shares (as defined in the Original Certificate of Incorporation) after a Mandatory Conversion Date (as defined in the Original Certificate of Incorporation), and (iii) any successors (by merger, consolidation, acquisition of substantially all assets or similar transaction) of the foregoing. For the avoidance of doubt, “Investor Shareholder” shall be deemed not to include (A) any portfolio companies of any of the entities contained in clauses (i), (ii) or (iii) or (B) any entity that is not a party to the Shareholders Agreement dated as of February 10, 2011, among the Company and the holders of shares of the Company’s common stock specified therein, as may be amended from time to time in accordance therewith. “Affiliate” of any Person

Exhibit 3.1

shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of determining whether any Person is an Affiliate of any Investor Shareholder, a Person that either (x) holds less than one-third (1/3) of the voting power of a second Person or (y) is entitled to designate less than one-third (1/3) of the members of the board of directors (or similar governing body) of a second Person shall not be deemed to Control such second Person solely as a result of such ownership or designation rights. “Person” shall mean any individual, corporation, company, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity.
F.    The Company may additionally indemnify or provide advancement of expenses to any employee or agent of the Company or any other person to the fullest extent permitted by law.
G.    As used in this Article Eighth, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.
H.    The Company may adopt bylaws or enter into agreements with such individuals for the purpose of providing for indemnification and/or the advancement of expenses as provided in this Article Eighth.
I.    The Company shall have power to purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, manager, venturer, proprietor, trustee, employee, agent, or similar function of another foreign or domestic corporation, partnership, joint venture, limited liability company, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against such individual and incurred by such individual in any such capacity, or arising out of such individual’s status as such, whether or not the Company would have the power to indemnify such individual against such liability under the provisions of this Article Eighth or otherwise. To the extent that the Company maintains any policy or policies providing for such insurance, each indemnitee to which rights to indemnification have been granted in this Article Eighth in its capacity as a director or officer, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such indemnitee.
NINTH: A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Neither amendment nor repeal of this Article Ninth nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Ninth shall eliminate or reduce the effect of this Article Ninth in

Exhibit 3.1

respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision. In addition to the circumstances in which a director of the Company is not personally liable as set forth in the foregoing provisions of this Article Ninth, a director shall not be liable to the Company or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.
TENTH: To the fullest extent permitted by applicable law, the Company, on behalf of itself and its wholly-owned subsidiaries, renounces any interest or expectancy of the Company and its wholly-owned subsidiaries in, or in being offered an opportunity to participate in, business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its subsidiaries or any dealings with customers or clients of the Company or any of its subsidiaries) that are from time to time presented to an Investor Shareholder (or any director nominated by such Investor Shareholder) while such Investor Shareholder was or is a holder of Class A Shares or Related Shares (each as defined in the Original Certificate of Incorporation), or any of its managers, officers, directors, agents, stockholders, members, partners, Affiliates and subsidiaries (other than the Company and its wholly-owned subsidiaries) (each, an “Investor Party”), even if the opportunity is one that the Company or its wholly-owned subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Investor Party (and any director nominated by such Investor Party) shall have no duty to communicate or offer such business opportunity to the Company or any of its wholly-owned subsidiaries and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its wholly-owned subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Investor Party pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its wholly-owned subsidiaries. Notwithstanding the foregoing, an Investor Party who is a director of the Company or one of its wholly-owned subsidiaries and who is offered a business opportunity solely in such capacity (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Company, provided, however, that all of the protections of this Article Tenth shall otherwise apply to the Investor Party with respect to such Directed Opportunity, including, without limitation, the ability of the Investor Party to pursue, or acquire such Directed Opportunity or direct such Directed Opportunity to another Person; provided, further, that the provisions of this Article Tenth shall in no way limit any confidentiality obligations of a director existing under applicable law. For clarification, neither the Company nor any or its Subsidiaries renounces or waives its ability to pursue, compete for, acquire or otherwise undertake any opportunity, and the Company and its Subsidiaries may do so, whether or not such opportunity is presented or offered to them or to any other Person, including those mentioned above.
Neither the alteration, amendment or repeal of this Article Tenth, nor the adoption of any provision(s) of this Amended and Restated Certificate of Incorporation inconsistent with this Article Tenth shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Exhibit 3.1

ELEVENTH: Maritime Ownership Requirements.
A.    Maritime Laws. It is the policy of the Company that, for so long as the Company directly or indirectly owns U.S. flag vessels operating in the U.S. coastwise trade, Non-U.S. Citizens (as defined below), individually or in the aggregate, shall not Own (as defined below) in excess of 22% of the issued and outstanding shares of Common Stock (the “Permitted Percentage”). The provisions of this Article Eleventh are intended to assure that the Company remains in continuous compliance with the citizenship requirements of the Merchant Marine Act of 1920, 46 U.S.C. 50501, et seq., and the regulations promulgated thereunder, as amended, or any successor statute or regulation relating to the ownership and operation of vessels in the U.S. coastwise trade (the “Jones Act”). The Company shall have the power to determine, in the exercise of its good faith judgment, the citizenship of any Person and the Ownership of any shares of Common Stock for the purposes of this Article Eleventh, and in doing so the Company may rely on the stock transfer records of the Company, any certifications, written statements and affidavits and such other information as the Company may deem reasonable. The determination of the Company at any time as to the citizenship of any Person or the Ownership of any shares of Common Stock for the purposes of this Article Eleventh shall be conclusive. The board of directors is hereby authorized to effect any and all measures necessary or desirable (consistent with this Certificate of Incorporation and applicable law) to fulfill the purpose of this Article Eleventh.
B.    Excess Shares. If on any date (including any record date) the number of shares of Common Stock that is Owned by Non-U.S. Citizens is in excess of the Permitted Percentage (such shares being referred to as the “Excess Shares”), irrespective of the date on which such event becomes known to the Company, the Company shall, to the extent practicable, determine those shares of Common Stock Owned by Non-U.S. Citizens that constitute such Excess Shares. To the extent practicable, the Company shall make such determination (1) by reference to the date or dates shares became Owned by Non-U.S. Citizens, starting with the most recent Ownership of shares by a Non-U.S. Citizen and including, in reverse chronological order of Ownership, all other Ownership of shares by Non-U.S. Citizens from and after the Ownership of those shares by a Non-U.S. Citizen that first caused the Permitted Percentage to be exceeded, or (2) with respect to shares as to which such dates cannot be determined to the satisfaction of the Company, by such other method as the Company, in its sole discretion, shall determine to be reasonable. Each Person who is an Owner of shares of Common Stock of the Company shall provide to the Company such information as the Company may request in order to determine the citizenship of such Person or of other Persons for which such Person Owns shares and, as to Non-U.S. Citizens, the date on which such Ownership began. The determination of the Company as to those shares that constitute Excess Shares shall be conclusive.
C.    Redemption of Excess Shares. The Company, by action of the board of directors, in its sole discretion, shall have the power (but not the obligation) to redeem any such Excess Shares. The terms and conditions of redemptions by the Company of Excess Shares shall be as follows: (1) the redemption price (the “Redemption Price”), which shall be paid in cash, shall be the Fair Market Value of such Excess Shares; (2) written notice (the “Redemption Notice”) shall be provided by first class mail, postage prepaid, mailed not less than ten (10) days prior to the redemption date set forth in such notice to the Owner (and/or record owner, if different) of Excess Shares to be redeemed at such person’s last known address as the same appears on the stock register or other records of the Company, including those of its transfer agent; (3) the

Exhibit 3.1

Redemption Notice shall state (i) the redemption date, (ii) the number of Excess Shares to be redeemed from such Owner, (iii) the Redemption Price, (iv) the place where or the Person to whom certificates (if such Excess Shares are certificated) for such shares are to be surrendered for redemption and payment of the Redemption Price, (v) any instructions as to the endorsement or assignment for transfer of such certificates, if any, and the completion of an accompanying letter of transmittal and (vi) the fact that all right, title and interest in respect of such Excess Shares so selected for redemption (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest; (4) from and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, any voting rights or rights to receive dividends or other distributions (upon liquidation or otherwise)) shall cease and terminate, such Excess Shares shall no longer be deemed to be outstanding (and may either be cancelled or held by the Company as treasury stock) and the Owners of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; (5) upon surrender of the certificates, if any, for the Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and accompanying letter of transmittal (and otherwise in proper form as specified in the Redemption Notice), the Owner of such Excess Shares shall be entitled to payment of the Redemption Price; (6) in the event that fewer than all the Excess Shares represented by such certificates are redeemed, a new certificate (or certificates) representing the shares of Common Stock not redeemed shall be issued without cost to the Owner of such shares; and (7) such other terms and conditions as the board of directors may determine.
D.    Certain Definitions. For purposes of this Article Eleventh, the following terms shall have the following meanings: (1) “Fair Market Value” of the Common Stock means the average of the closing sales prices of shares of Common Stock on the New York Stock Exchange during the ten (10) trading days immediately prior to the fifth day before the Notice of Redemption is mailed; (2) “Non-U.S. Citizen” means any natural person or any partnership, corporation, limited liability company, organization, governmental subdivision or agency, business trust, estate, trust, joint venture or other entity (each, a “Person”) that is not a U.S. Citizen; (3) a Person shall be deemed to be the “Owner” of, or to “Own” or to have “Ownership” of, shares of Common Stock if such Person holds, directly or indirectly, of record or beneficially owns shares of Common Stock, with the Company to determine whether a Person is an “Owner,” “Owns” or has “Ownership” in good faith under the guidelines set forth in Subpart C (Sections 67.30-67.47) of Title 46 of the Code of Federal Regulations, as amended, modified or supplemented, or any other regulatory guidance that has been or may be issued by the United States Coast Guard; and (4) “U.S. Citizen” shall have the meaning set forth in the Jones Act.
E.    Severability. Each provision of this Article Eleventh is intended to be severable from every other provision of this Article Eleventh. If any one or more of the provisions contained in this Article Eleventh is held to be invalid, illegal or unenforceable (generally or as to a particular Person), the validity, legality or enforceability of any other provision of this Article Eleventh shall not be affected, and this Article Eleventh shall be construed as if the provision held to be invalid, illegal or unenforceable (generally or as to such Person) had never been contained therein.
F.    NYSE Transactions. Nothing in this Article Eleventh shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any

Exhibit 3.1

other national securities exchange or automated inter-dealer quotation system for so long as shares of Common Stock are listed on the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system if the listing conditions of such securities exchange or automated inter-dealer quotation system applicable to shares of Common Stock prohibit such preclusion.

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Exhibit 3.1

IN WITNESS WHEREOF, Kinder Morgan, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 8th day of May, 2015.
KINDER MORGAN, INC.

By:	/s/ Adam S. Forman
Name:	Adam S. Forman
Title:	Vice President